Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "NATURADE, INC.", FILED IN THIS OFFICE ON THE TWENTIETH DAY OF FEBRUARY, A.D. 2008, AT 11 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

2083971 8100

AUTHENTICATION: 6394787

080187846

DATE: 02-20-08

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:00 AM 02/20/2008
FILED 11:00 AM 02/20/2008
SRV 080187846 - 2083971 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATER OF INCORPORATION
OF NATURADE, INC.

Naturade, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: The Board of Directors of the Corporation adopted an amendment to the Certificate of Incorporation set forth below on February 14, 2008. The resolution setting forth the adopted amendment is as follows:

RESOLVED: that the Certificate of Incorporation of this corporation be amended by changing the Article and Subsection thereof numbered "5, Subsection (a)" so that, as amended, said Article and Subsection shall be and read as follows:

"a. Authorized Stock. The corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares of stock which the corporation is authorized to issue is 300,117,264 shares, 250,000,000 of which shall be Common Stock with a par value of $.0001 per share, 117,264 of which shall be Non-Voting Common Stock with a par value of $.0001 per share, and 50,000,000 of which shall be Preferred Stock with a par value of $.0001 per share.

Following a 6 to 1 reverse stock split of the Corporation's outstanding Common Stock, the Corporation's capitalization will consist of 300,117,264 shares, 250,000,000 of which shall be Common Stock with a par value of $.0001 per share, 117,264 of which shall be Non-Voting Common Stock with a par value of $.0001 per share, and 50,000,000 of which shall be Preferred Stock with a par value of $.0001 per share."

SECOND: That said amendment was duly adopted and approved by the shareholders in accordance with Delaware General Corporation Law Section 228(a) in that shareholders representing 92.1% of the outstanding and issued Common Stock approved the amendment to the Certificate of Incorporation and the proposed 6 to 1 reverse stock split.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 14th day of February, 2008.

By: ______________________
Title: Chief Executive Officer
Name: Adam Michelin